Exhibit 10.8

August 29, 2018

[personal address]

Dear Paul,

As you know we're on a journey to create the industry's leading biopharmaceutical solutions organization. To that end, on behalf of the Board and all of us who've been engaged in the conversation, I'm delighted to offer you the position of President, Clinical Solutions reporting to Alistair Macdonald, CEO.

We're confident your contributions are going to shape the business, drive performance and actualize our vision of Shortening the Distance from Lab to Life. I know you're going to find your Executive Team members a collaborative and committed set of peers.

We have discussed that you will be based out of our Wilmington, North Carolina location. This offer is contingent upon your execution of the Syneos Health Confidentiality Agreement and Non-Solicitation Agreement, successful completion of our background investigation to include reference checking, drug screening, and check of educational and employment credentials, and confirmation that you do not have any post-employment obligations to your former employer that prohibit you from working for Syneos Health after your employment start date (which, as noted below, may be as late as April 1, 2019).

Assuming favorable results from the above, and you accept our offer, as discussed your target start date is January 7, 2019 if not sooner. The company understands and agrees that your start date may be as late as April 1, 2019. Your base salary will be 525,000.00 US Dollar (USO) annually, less equivalent taxes and withholding. You will be eligible to participate in the Syneos Health Management Incentive Plan (MIP). The MIP is designed to reward eligible employees an annual cash incentive, at the discretion of the Board of Directors. Your annual MIP target will be 70% of your annual base salary, pro rated based on the time you are employed by the company and performing active services within the year, according to the plan's provisions. The MIP is designed to reward eligible employees for achieving performance goals established annually. MIP payouts can potentially range from zero to 200% of your target, adjusted by any applicable pro-ration. A summary of the plan will be provided to you shortly after you join the company

Summary of Employment Offer Key Terms

Compensation:

Base Salary:		$525,000
Annual Incentive Plan:	70% target	$367,500
Long Term Incentive:	200% target	$1,050,000
Total		$1,942,500
Hiring Grant Value*		Dependent on Start Date
2018 Target Incentive Payment		Dependent on Start Date
Payment for Offer Rescission**		$250,000**

If you are able to begin your role with Syneos Health in 2018, the Company will provide you an equity based Hiring Grant and Target Incentive payment. The value of these items will be pro-rated from the annual target amount based upon the month you become employed by Syneos Health.

*The Hiring Grant is comprised of 100% Restricted Stock Units which vest equally over three years in accordance with the terms set forth in the grant. The number of Restricted Stock Units and vesting dates will be dependent on the commencement date of your active employment with Syneos Health.

During the term of your employment, you will be eligible to participate in the Company's compensation and benefit plans on a basis that is not less favorable than is applicable to peer senior executives of the Company.

**In the event you accept this offer with the Company, but the Company rescinds the offer before you commence employment with the Company (for any reason other than failure to meet the offer contingencies set forth above), Payment for Offer Rescission will be payable to you within thirty (30) days of the date your offer was rescinded by the Company.

During the term of your employment by the Company, you will be eligible to participate in the Company's Executive Severance Plan which provides severance benefits if your employment is terminated by the Company for any reason other than death, disability or Cause or you resign for Good Reason as those terms are defined by plan. Your participation in this plan will be on a basis (including the amount of severance benefits provided as a multiple of pay) that is not less favorable than is applicable to peer senior executives of the Company.

You are required to provide appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. By signing below, you represent that you have already advised the Company of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers.

We greatly look forward to having you join our Company and becoming a member of our team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representation may be considered a contract for any definite or specific period of time.

If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. Should you have any questions about starting with the Company, please do not hesitate to contact me or Catherine Baritell directly. We are happy to assist in making your employment transition as smooth as possible. Congratulations and welcome to Syneos Health.

Sincerely,

/s/ Lisa van Capelle_________
Lisa van Capelle
Chief Human Resource Officer Syneos Health

/s/ Paul Colvin _____________
Paul Colvin